Exhibit 10

Joseph Scaminace

Chairman & Chief Executive Officer

November 14, 2011

Mr. Christopher M. Hix

113 Katharine Terrace

Dayton, OH 45419

Dear Chris,

I am pleased to offer you the position of Vice President and Chief Financial Officer, reporting to me. You will be a member of our Executive Committee and responsible for the oversight and management of all finance and accounting activities of the Company. As we have discussed on several occasions, OM Group, has tremendous challenges ahead as we transform and grow the business and set clear expectations and standards for our organization. I am excited about you joining OM Group and the contribution I know you will make to our long-term performance.

The following confirms the terms of our offer:

Annual Base Salary

Your start date will commence on or before January 3, 2012 with an annual base salary of $430,000. You will receive an annual salary and performance review in January each year thereafter starting in 2013.

Annual Incentive Plan

You will participate in our annual incentive plan (“AIP”), under which you will be eligible to receive an annual cash bonus for each fiscal year of the Company. Under the plan, the Compensation Committee in consultation with me, awards bonuses based on overall Company performance. The target amount of your bonus is 65% of your base salary and is based on the level of achievement of established performance goals. Under the plan, you may earn up to 2.0 times your target (of up to 130% of your base salary) based on overall Company performance. Your bonus will be paid in accordance with the Company’s practices for senior executives and is typically payable in February of each year. Your participation in this plan commences on January 3, 2012.

World Headquarters

127 Public Square – 1500 Key Tower – Cleveland, OH 44114-1221

Tel. 216.263.7475 – Fax 216.263.7757 – Email joe.scaminace@na.omgi.com

Long-Term Incentive Plan

You have advised us that you that you will be forfeiting long-term equity positions, from your current employer, for fiscal years 2011 and 2012. In an effort to keep you whole on your fiscal year 2011 equity positions, OM Group will grant you an inducement award, under the Long-Term Incentive Plan, comprised of 20,000 shares of time-based restricted stock with a 3-year cliff vesting schedule and 8,000 shares of stock options with a 3-year ratable vesting schedule. The date of grant will be your date of hire.

In addition, OM Group will award you equity under the Long-Term Incentive Plan in February 2012 as part of our normal grant cycle. This award will be a combination of stock options and restricted stock grants (time and performance based) with a grant value of $545,000.

All grants are subject to the plan’s terms and conditions. Going forward, stock options and restricted stock grants are typically granted in February of each year and you will be eligible to receive additional grants in accordance with the OM Group’s practices for senior executives, subject to approval of the Board of Directors. Enclosed are more specific terms of the Company’s Long-Term Incentive Program.

Special Payments

We will provide you a one-time signing bonus of $75,000 “grossed-up” and payable within 30- days of your start date. We will also provide you an annual payment of $25,000 in lieu of perquisites, payable in January of each year.

Benefits

You are eligible on an annual basis for four (4) weeks of paid vacation and five (5) paid personal days.

You are eligible for participation in the Company’s employee benefit and welfare plans, including the Company’s Retirement Savings Plan – 401(k) (and any other plans providing for retirement benefits), medical, dental, vision, hospitalization, life or disability insurance and flexible spending. In addition, you are eligible to participate in the deferred compensation plan. Enclosed are the highlights of our benefit plans.

We will pay for indoor parking for you at the Company’s headquarters.

We will enter into an agreement relative to change of control with you within sixty (60) days of your start date. The agreement will be in a form approved by our Compensation Committee.

On your start date you will be covered under the OM Group’s Executive Severance Plan in the event of termination without cause. Enclosed are more specific terms of the Company’s Executive Severance Plan.

World Headquarters

127 Public Square – 1500 Key Tower – Cleveland, OH 44114-1221

Tel. 216.263.7475 – Fax 216.263.7757 – Email joe.scaminace@na.omgi.com

Relocation

Since your employment will require relocation, you are eligible for the OM Group’s Executive Relocation Program. Under that program we have agreed to extend the time period for payment of your temporary living arrangements from 60 to 120 days if necessary. A copy of the Program is enclosed. You will be contacted by a representative of our relocation firm Cartus. In the meantime, if you have any questions regarding this program, contact Mike Johnson at (216) 263-7761.

Chris, I’ve shared with you how excited I am that you will be joining us as a member of the OM Group Executive Team. Please confirm your agreement to accept this position by returning one copy of this letter; you may retain one copy for your records. On behalf of the Executive Team, we look forward to working with you.

Sincerely,

/s/ Joseph Scaminace
Joseph Scaminace
Chief Executive Officer

Agreed to this 14th day of November, 2011

/s/ Christopher Hix
Christopher Hix

cc:	Michael V. Johnson
Vice President, Human Resources

Attachments:

•	Form of Non-Incentive Stock Option Agreement

•	Form of Restricted Stock Agreement (Performance-based)

•	Form of Restricted Stock Agreement (Time-based)

•	OM Group, Inc. Executive Severance Plan

•	2012 Annual Benefits Enrollment Guide

•	401(k) Retirement Savings Plan

World Headquarters

127 Public Square – 1500 Key Tower – Cleveland, OH 44114-1221

Tel. 216.263.7475 – Fax 216.263.7757 – Email joe.scaminace@na.omgi.com